UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 5, 2015

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code (972) 490-9600

Check the appropriated box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01     REGULATION FD DISCLOSURE.
On January 5, 2015, Ashford Hospitality Trust, Inc. ("Ashford Trust" or the “Company”) announced that that it has successfully refinanced two mortgage loans with an existing outstanding balance of approximately $354 million. The two previous mortgage loans that were refinanced include:

•	$211 million Goldman Sachs Floater loan with a final maturity date in November 2017

•	$143 million Merrill Lynch 1 loan with a final maturity date in July 2015
The new loans total $478 million and resulted in excess net proceeds of approximately $107 million after closing costs and reserves.
The two previous mortgage loans were refinanced with four new mortgage loan pools, the details of which are as follows:
Mortgage Loan Pool 1

•	$377 million non-recourse mortgage loan with a two-year initial term and three one-year extension options.

•	The loan is interest only and provides for a floating interest rate of LIBOR + 4.95%.

•
The loan is secured by eight hotels: Embassy Suites Portland, Hilton Costa Mesa, Sheraton Minneapolis, Crowne Plaza Key West, Historic Inns of Annapolis, Embassy Suites Santa Clara, Embassy Suites Crystal City and Embassy Suites Orlando Airport.

Mortgage Loan Pool 2

•	$55 million non-recourse mortgage loan with a 10-year term.

•	The loan has a fixed interest rate of 4.45%.

•	The loan is secured by three hotels: Courtyard Overland Park, Residence Inn Salt Lake City Cottonwood, and Residence Inn Orlando Sea World.
Mortgage Loan Pool 3

•	$25 million non-recourse mortgage loan with a 10-year term.

•	The loan has a fixed interest rate of 4.45%.

•	The loan is secured by two hotels: Courtyard Palm Desert and Residence Inn Palm Desert.
Mortgage Loan Pool 4

•	$21 million non-recourse mortgage loan with a 10-year term.

•	The loan has a fixed interest rate of 4.45%.

•	The loan is secured by two hotels: Springhill Suites Charlotte University and Springhill Suites Raleigh-Durham Airport.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits
Exhibit Number         Description

99.1	Press Release of the Company, dated January 5, 2015, announcing the refinancing of two mortgage loans.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2015

ASHFORD HOSPITALITY TRUST, INC.

By: /s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel